INVESTMENT AGREEMENT

Dated as Jan.11, 2016 (this “Agreement”)., between M&A Holding Corp. (the “Company”), and LIRONG WANG (the “Investor”).

WHEREAS, the Company is a Nevada Company;

WHEREAS, the Investor wishes to invest in the business activities of the Company, and the Company wishes to obtain help about account payable;

NOW THEREFORE in consideration of the mutual covenants and agreements of current and future signatories, each of the Parties, by its execution of this Agreement, agrees to accept and be bound by terms and conditions set out herein:

1.	On the terms and subject to the conditions set forth in this Agreement, as of the effective date of this Agreement, the Investor shall pay the account payment for M&A Holding Corp. The payment value is about US $ 64,737.50 .
2.	On the terms and subject to the conditions set forth in this Agreement, upon consummation of all the Investor specified in section 1 of this Agreement, the Company shall pay the Investor 129,475,000 shares of the Company’s common stock.
3.	The text of this Agreement is prepared with two copies. Each party will receive one copy. Both copy of the Agreement are equally valid.
4.	The Parties agree to take such action as is necessary to amend this Agreement or provide supplement to this Agreement from time to time as is necessary. No amendment or modification of this Agreement shall be valid unless made in writing and signed by all parties.
5.	The effective date of this Agreement is Jan.11, 2016.

IN WITNESS WHEREOF, each if the Parties has caused this Agreement to be duly excuted on its behalf as of the day and year above written.

The Company: M&A Holding Corp.		The Investor: Lirong Wang

By:	/s/ Chenxi Shi	By:	/s/ Lirong Wang
Name: Chenxi Shi		Name: Lirong Wang

M&A HOLDING CORP.

A NEVADA COMPANY

Jan.11 , 2016

This is to confirm our earlier agreement (Jan.11,2016) regarding you willing to take the M&A Holding Corp. stock for your payment US$64,737.50 in our account payable.

As we agreed that M&A Holding Corp. will issue 129,475,000 shares sometime in Jan.11, 2016. I hope the above in agreement with your file.

Yours truly,

/s/ Chenxi Shi

Chenxi Shi

President